UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 16, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 18, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 8, 10 ,11, 12, 13, 15, 18, 19, 20, 21, 22, 23, 27, 28, 29, 30, 34, 38, and 44 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2003 RESULTS

1.             In light of rapid mergers and acquisitions by your main competitors are you at all worried that Expeditors may miss out on global tenders due to the fact that your competitors now offer supply chain management and large freight operations through the one outfit. If so, do you think Expeditors should make the next acquisition in order to stay competitive? What features can Expeditors offer as an alternative? After all how much can a company grow when they can only target mid-level accounts?

We’re not really concerned, nor do we think you really understand much about our slice of the global logistics pie.  To borrow from one of our favorite philosophers, Polonius, “This above all: to thine own self be true…”.

We know who we are, we know who our customers are and we believe that we understand our target customers and the services they require. Furthermore, we know that we can supply desired services within the framework of the capabilities that we have.

We do offer supply chain management.   What is more supply chain management oriented than a full-service global logistics provider with on-line tracking, order management capabilities and asset independence.  Too often, what is touted with a fancy marketing label is in reality a core service covered with a light veneer of information technology or a dash of a value added service offering.  Occasionally, some of the stuff is actually useful.

Information management is only desirable to the extent that the data supplied can actually be used to make a difference by actively influencing the supply chain.  Value added services are important and useful, but too often, of late, people are getting so concerned about the value added service that they are taking the core service for granted.  This creates a situation where the snazzy tail ends up wagging the supply-chain dog.

As for your comment on relying on mid-level accounts, it is our view that is the only way to profitably grow a logistics company.  Large accounts are certainly enticing and we have our share, but going after big accounts on an exclusive basis is the modern day version of elephant hunting.  The target is huge, the target can be dangerous, and if you go after one and miss some of their very stringent service requirements, you are likely to get soundly trampled.  When they get away, chances are the hole they left in your fence will be of a size that is going to be impossible to ignore and very difficult to repair.

By way of contrast, mid-level accounts, by necessity, actually understand the difference between “price and cost”. They actually need and appreciate service and they better fit into our model as they create a more stable, more diversified revenue stream.

2.             I manage a small mutual fund in Finland (Europe), trying to buy only exceptionally well-run companies for the long term. Having spent a few days reading your public reports, I am really impressed by your business performance and general ideas, especially about the importance of the company culture and about (usually) not following the crowd.

Regarding the business, my only question is: What is your employee turnover?  What I am less impressed about is your attitude towards your shareholders. Specifically:

I understand that a business like yours is fully dependent on its employees, and I believe there should be a significant performance-based compensation system. But - as options are a very non-transparent way of compensation - why don’t you just pay people cash and let them buy options if they so desire? Especially if you believe the Black-Scholes model gives too high option prices, this would be less expensive for your shareholders, wouldn’t it? Even granting the full B&S option value in cash would probably be less expensive than buying back the shares you now grant as options, provided the business performs well (other than from an accounting perspective of course, but I really do not get the impression that you manage the accounts rather than the business).

While your 8K reporting is efficient and thus admirable, the tone of your answers is sometimes rather cynical. Why?

Please note that I do not question whether your employees have earned their compensation. They have. I would just like to understand why your attitude towards shareholders does not seem to be as outstanding as your business quality. These may not be particularly polite questions forgive me if they are not - but to me they are important.

We don’t object to being asked questions that are not particularly polite as long as people don’t get offended with the answers.  Isn’t it somewhat inconsistent for you to ask a question you consider impolite while at the same time wondering why some of our answers tend to have a cynical tone?  By the way, we knew where Finland was geographically before you added Europe in parenthesis.  We even have an office in your capitol and of late we have been pleased with our performance up there.  Our one criticism would be that your language needs to use vowels less sparingly.

Now we’ll answer your easy question first—turnover.  Our most recent statistics indicate that our turnover rate for the first three quarters of 2003 was about 24%.  This figure is skewed by the turnover of employees during their first two years, which approximates 33%.  The turnover for employees with 2-5 years experience drops to 22% while turnover for employees who have worked at Expeditors for 5-10 years is 12%.  By the time someone has been here for 10 years or more, the turnover rate is less than 5%.

While this turnover may seem steep, particularly in the early years, this is a business that is not for everyone and everyone in this business wants to hire our employees.  Some people come to work with us and decide that they don’t really enjoy what we do.  Other may like the work, but get wooed away by a little more money in a fog of short-term thinking.

We don’t like turnover, but we do assert that our turnover rate is better than most in this industry.  However, as you recognized in your question, our goal has never been to be like everyone else in this industry.  We want to be the best company we can, and we do spend time trying to understand, manage and minimize our turnover.  What we do know is that if we are going to have turnover, it is much less expensive to have that turnover sooner as opposed to later.

There is a T-shirt we have seen with a picture of a young lady kissing a frog.  The text under this picture says, “You’ve got to kiss a lot of frogs to find a prince”.  Now, what is true for princesses looking for a prince, is no less true for Expeditors in our quest to identify those “princes” who have the ambition, talent, drive, and desire to become successful managers and supervisors at Expeditors.

We try to identify those individuals who see our system as an excellent opportunity for personal achievement and who are willing to act accordingly.   It seems we have to hire a lot of people to find an Expeditors supervisor, more to find a department manager, and even more to find a District Manager (DM), the key individual in this organization.  Anything above DM is probably all talk!

As for your compensation issue, we believe that our compensation system is the best in the business from a cash compensation basis.  With respect to stock options, we believe that stock options have benefited our shareholders because they have unquestionably been a very strong determinant in aligning the interests of our employees with those of shareholders.  Options were an important factor in recruiting employees during the tight labor market of the “dot.com” era and the delayed vesting of our options over a three to five year period has been an important factor by providing a financial incentive for reduced turnover.

We believe that we have always been very concerned about the interests of our shareholders.  The option we grant would be worthless absent the enormous wealth also generated for the shareholders along the way.  This alignment of interests has resulted in outstanding shareholder value.

We don’t want to seem overly defensive about options - after all our option plans have always been approved by a vote of our shareholders.  However, we can’t help but note where you live.  You may want to consider the fact that, except where required by law (like most European countries), our employees do not receive rich company contributions to a retirement plan. In the U.S. the current maximum company contribution to Expeditors’ retirement plan is $1,500 per individual, per year, and this is provided at the rate of 50% match on the first $3,000 of the employee’s contribution.  This is not any sort of defined benefit plan so there is no long-term obligation on the part of Expeditors.  We think that is being very pro-shareholder, but we frankly wonder why potential shareholders such as your fund do not see the advantages of having our employees’ retirement conditioned on options that depend upon a rising stock price for their value.

Many of our beneficial shareholders are folks whose retirement plans are in some measure invested in Expeditors.  We think those shareholders would draw comfort from the fact that employees at Expeditors are protecting their own retirement by building value for our shareholders.  We think shareholders would rather have dilution than the burden of funding a defined benefit pension for our employees out of current earnings.

As to your comments about our attitude toward shareholders, you are confusing how we react to some members of the investment community with how we react to our shareholders.  We believe that our shareholders tend to like us and certainly they don’t object to the money they have made with us.  The comments you find objectionable are directed to a small minority of the investment community who comment without understanding or who maliciously mislead by twisting facts to support their particular view.  Thankfully these folks, in most cases, are not shareholders.

As a final comment, when writing as much as we do about this company, on occasion, humor presents itself in the form of a question that has not been well thought out.  Our responses to these questions are not intended to be cynical, rather are intended to be “instructionally humorous.”  This is one reason why all questions show up anonymously in these 8-K’s and why we won’t divulge who asked what question.  The only time people have needed to feel embarrassed is when they have, for whatever possible motivation, identified themselves.  The only reason anybody suspects you might be Finnish (European) is because you raised the point yourself.

3.             Customs Brokerage and Import Services seemed to post a higher than usual quarter to quarter increase in net revenue in the fourth quarter of 2003, and better growth versus the prior year than we have seen over the past several quarters.  Can you explain this strong performance, and has this level of activity continued into the first quarter of 2004 subject to normal seasonality?

As to Customs Brokerage and Import Services for the fourth quarter of 2003, we were very successful attracting stand-alone brokerage customers.  By stand-alone, we are speaking of brokerage customers where we performed clearance services without having been involved in providing the transportation.

We have introduced some interesting technology that can be combined with our brokerage services to provide customers with substantial value added opportunities in the areas of record storage and compliance management.  We have been told by customers that some of these advances make our brokerage service capabilities (something beyond just filing timely entries) particularly desirable.

At this point, we really don’t have enough visibility into the first quarter of 2004 to answer the last portion of your question.

4.             What type of growth do you think can occur in 2004 in each of your businesses (air freight, ocean, etc.)?

Our growth goal has always been to target a 15-20% growth in our net revenue across all products.  Looking back at 2003 with this goal in mind, we did well in the ocean and brokerage areas, but we came up a little short in the airfreight markets. The stiff comparable numbers from 2002 certainly played a role in this shortfall and a big contributing factor was the fact that 2003 airfreight margins were lower due to space limitations and airlines managing idle capacity with an eye on maximizing marginal revenue.

We see no reason to change or adjust this longstanding goal as we enter 2004 and we are hard at work building our business in a rational and profitable manner.

5.             Do you have plans to add more offices in South America/Central America this year?

We have no specific plans to add offices in this region during the first half of 2004.  We expect to spend much of our efforts in Latin America focused on our new Costa Rican operation.  We are pleased to report that this is going very well so far.  This was an acquisition of an existing agent and we will need to spend a lot of time completing the training and transition necessary to fully integrate this operation.  As we expected, our new employees are superb and we have great expectations for continued success in Costa Rica.  If things continue to go well, we may look at other markets in this region in the latter part of next year.

Finally, we want to take this opportunity to report that we will soon close two of our smaller offices in Brazil (Curitiba and Belo Horizonte). Each of these offices will revert back to operating as agent offices.  Our representatives there will be made up of a group of former employees and we believe that this unusual move will allow us to serve Brazil in a more profitable manner by focusing on the big population centers while still maintaining the same coverage we had established previously.

6.             Can you (will you?) comment on the different geographic regions and how your business is shaping up this year?

We’re not sure which year “this year” is.  Is “this year” meant to be 2003, the year we just reported on, or is “this year” 2004, which is less than two months old as we write.  If you wanted us to talk about 2004, which is probably more relevant to your assigned task of predicting the future, despite our limited experience, to date, we will try to answer with a little bit of both and assume we have given you what you wanted.  If we are wrong, take comfort that we did our best.

Asia had a very difficult year on the airfreight side of things in 2003. Airfreight tonnage was roughly flat with the prior year, but airfreight yields were down significantly. This difficulty is primarily because of the way 2002 played itself out and then how 2002 reflected itself in 2003.

Carriers were very astute during 2003 about managing equipment utilization and pricing to maximize their marginal revenue. This caused our margins to drop compared with the 2002 levels.  The airfreight situation in 2003 was very much a “sellers market” and the airlines, already reeling from the SARS passenger flight disruptions, needed to really focus on profit maximization, and they frankly did that very well from our perspective.

Ocean freight was strong out of our Asian origins and we saw solid 20% increases in container count, globally.

We expect 2004 to be a strong year for both air and ocean volumes and we will look for some marginal yield improvement on the air side.  January 2004 looked good, at least preliminarily, albeit we’ve yet to assess the impact of an early Chinese New Year.

On the ocean side, there will be more capacity entering into the market, but we don’t know yet exactly how the steamship lines will react to that development.  They have been very good about using the means that they have to protect their pricing and their profitability.  We’ll have to wait and see on this one.

North America had a good year in 2003.  Operationally they continued to become more efficient and that showed up in the operating results.  Several new offices were opened in 2003 and we expect at least one more in the first half of 2004.   Air export volumes have been recovering and there are a multitude of opportunities associated with customs brokerage and import services.

Europe had a stronger year.  Being Europe, there will always be cost issues that need additional work.  There is some concern that the high Euro exchange rate will begin to retard European exports and competitiveness and we may now be seeing a little of that as of February 2004.  That can’t last long. Europe depends on exports and it doesn’t do you any good to be able to build some of the finest automobiles in the world if you can’t sell them.  You can’t eat them and gas is too expensive in Europe to drive them, so ultimately you have to jiggle the currency and export them.  Our Europeans are a very resilient lot and they made great strides last year.  They themselves are looking forward to great things this year, but we’ll have to wait for more of the year to go by to determine how they are coming with these plans.

7.             What was the effective tax rate for the fourth quarter of 2003, excluding the $0.03 and ($0.02) items?

Approximately 36.35%.

8.             What is your expected tax rate going forward?

We are presently anticipating accruing state and federal taxes at a combined rate of 36.75% for 2004.

9.             How did you calculate the ($0.02) net per share from the ($9.5M) additional tax expense?

James Boswell wrote, “What we read with inclination makes a much stronger impression.  If we read without inclination, half the mind is employed in fixing the attention; so there is but one half to be employed on what we read.”

Frankly, we are not real sure what Boswell was talking about, but we have been trying to work this quote into an 8-K answer for long enough.  We are now in the unique position of being able to put forth a modest claim to have been the first company to link Boswell with a query about tax expense that was first published in a 21st century government filing.  Our senior English teacher, who thought Boswell a weird man, would no doubt be proud.

Returning to the subject of taxes, may we suggest that you go back and re-read “with inclination” the fourth paragraph of our fourth quarter 2003 earnings release.  This is where we discussed our tax expense calculation and we are sure that upon reflection you will discover that you missed at least half of it.

We used the phrase “net $.02 per share” wording to signal that there was more than one item that accounted for the impact on tax expense. To make this extra clear we used parenthetical numbers to establish that the two cents was the result of an increase in tax expense of $9.5 million and a concurrent decrease in tax expense of $8.0 million.  Apparently, it was the 8.0 million decrease that half your mind overlooked.  We get a .02 net difference by combining the two non-rounded numbers and dividing by the 109,600,000 diluted weighted average shares outstanding.  The net difference rounds to $.02 per share.

10.          Is it correct to assume that the minority interest line item is associated with the modification in the Chinese joint venture ownership?  Will you at some point provide restated quarterly historical data that takes into account the minority interest line item?

Yes, the fourth quarter modification of ownership in our Peoples Republic of China (PRC) joint venture made it much more important that we begin to show this figure separately, but there are several other smaller entities that historically had been included in this minority interest line item.

We felt that with the change in our PRC joint venture, now was an appropriate time to separately disclose this figure.  In a true accounting sense, prior to this change, what we have shown currently as minority interest for the PRC joint venture, historically might have been accurately described as a royalty fee.

Our arrangement in PRC was quite unique and because of the uniqueness, the portion of our 50% partners profits was recorded as an operating expense.

Given the change in ownership and reporting in the current period, and for purposes of historical comparability, we have reclassified the historical PRC partners profits to the historical minority interest line.  Putting together a historical quarterly schedule will take us some time, but once we get through with the annual report and the related SEC year-end filings, we’ll publish this information.

11.          Could you please provide some greater clarification of the “$0.03 increase operating income as a result of the elimination of accruals…” and the changes to the company’s inter-company clearinghouse technology?  Is the amount associated with the accrual elimination found in the other operating expense line item?  Will this be recurring in coming quarters?

These accruals related to inter-company settlements and it is important for our readers to understand that control over inter-company accounting is critical in the non-asset logistics business.  Most of the spectacular “blows” of the last decade (Circle and Fritz each come to mind) in our industry have come as a result of a lack of visibility into, or the absence of systems to accurately account for, inter-company transactions.

Those unfamiliar with accounting in our industry might well be asking, “Why would inter-company settlements be such a problem?”  Basically, every transportation consignment creates some kind of an inter-company transaction.  Inter-company revenues (which give rise to inter-company accounts receivables) must be matched immediately with inter-company expenses (which give rise to inter-company payables) or you have a revenue overstatement.

There are millions of inter-company transactions recorded at Expeditors every year.  In order to anticipate timing differences, disputes, etc., back in the mid-1990’s we prudently made systematic accruals so that our results were always accurately reflected giving full consideration for any inter-company differences working their way around the world at any particular point in time.

This is very much a “pitch and catch” kind of business.  The records of the origin and the destination offices have to be in perfect synch to assure that things that started out at one end of the world are mirrored when they stop moving time zones and continents later.  This is no small feat considering the various and sundry opportunities along the way for interpretation and modification by any office involved.

Issues related to currency fluctuations, changes in the level of service, value added services requested along the way, and agreement between buyer and seller as to from whom and when payment should be made all present opportunity for changes to the original billing.  A unilateral change along the way and you have created an inter-company difference and most likely a revenue overstatement.  Without belaboring the point any further, suffice it to say that nothing in this business can ever be taken for granted as being totally straightforward.

When our inter-company accruals were originally booked, the 1994 through 1997 time frame, we were predominately manual in our inter-company settlement processes.  To carry the “pitch and catch” analogy another step, we needed a backstop of sorts to deal with the occasional wild throw. This backstop was a very American solution to what was an international problem.

While we believe that we managed these things well while in a manual mode, we had to anticipate the eventual agreement among offices in connection with the differences in such a way that we always reported true results externally in a timely manner. By having a backstop in place we made sure that at any one point in time, our inter-company receivables and inter-company payables always were in agreement in the aggregate even if we had not yet resolved the particular differences.  When these accruals were made, they were properly recorded as a reduction in revenue for the purpose of making sure that we properly accounted for all timing and cut-off differences in our inter-company activities.

In 1996, we began the automation of our inter-company settlement processes in a way that accelerated settlements and gave offices visibility to particularized differences much more quickly.  Because of some very structural limitations in our systems, the offices were still required to book inter-company receivables and payables independently of one another, but the automation that we interjected allowed more rapid visibility to those instances where there were differences.  With the testing and complete implementation of this automation, we no longer added to our inter-company accruals.  In fact, we began to cautiously and systematically reduce them each month.

We still felt it was prudent to retain the backstop until such time as we were able to completely automate and conform the inter-company settlement process.  Nonetheless, our automated clearinghouse had interjected an element of control, an element of timeliness, and an element of labor saving into the inter-company settlement process that was, we believe, revolutionary in its time for its efficiency and visibility.

Much more needed to be done to keep origin and destination inter-company transactions in synch.   Our progress was hampered by the fact that as we charged progressively forward as a company, information systems resources were also needed elsewhere, if not everywhere.  As we made enhancements and progress in this area, there were additional enhancements that were needed operationally.  As we made these operational enhancements, we made them with the endpoint in mind of having synchronized origin and destination inter-company receivables and payables.

Our incremental changes allowed us to make slow, but certain, progress in our inter-company settlement systems until we arrived at the point where we could begin a final assault: making origin and destination agree immediately.  We began this effort in earnest in early 2001.

Accordingly, when the final phase of our new inter-company “single settlement” system was rolled out and became fully operational at the beginning of the fourth quarter 2003, we had reached a point where we were no longer playing “pitch and catch” and we no longer needed a backstop as the justification for these inter-company accruals had disappeared.  In fact, when we looked at our new single settlement system with an eye on determining what sort of inter-company accrual was still appropriate, we pulled our heads up and saw a fully implemented system that automatically books the inter-company payables at destination at the same time the inter-company accounts receivable is booked at origin.  Any changes or difference are updated immediately and are 100% visible.

Since things can no longer get out of synch, we realized we no longer had a need for any kind of an accrual that anticipates timing differences or double counting in advance of reconciling our inter-company accounts receivable and inter-company accounts payable.

Now it was hard to say goodbye to our reliable backstop, but just like training wheels on a bicycle, there comes a point when you need to move forward or run the risk of looking silly.  We are a much better company for having a single settlement system like this and we tore down the backstop by reversing the remaining inter-company accruals in the same manner that we booked them, some six to nine years ago, in our air and ocean revenue accounts and no part of this adjustment touched the other operating expense line item.

In answer to your final question, no, this will not be recurring as we thought was apparent from our description in our press release.

12.          In terms of Customs Brokerage is the step up in revenue growth more tied to an increase in transactions, or gaining market share.  Additionally, are you seeing an increase in non-air or ocean customers coming to you to perform brokerage services.  We are basically trying to get a sense as to why the surge in brokerage above and beyond the apparent growth in traditional forwarding business, especially in light of the fact that a year or so ago Expeditors had indicated that there was a noticeable trend for fees normally tied to customs clearance to be de-emphasized, and instead rolled into other services (part of a bundled service package).

Wouldn’t an increase in market share also mean an increase in transactions?  To the extent that this is true, your question makes little sense.  In order to provide a meaningful answer, let us depart from the question you did ask and answer a question you didn’t.

Increases in our customs brokerage and import services came from two sources: 1) an increase in market share as a result of gaining new business, particularly brokerage services from customers looking elsewhere for transportation, and 2) an increase in transactions from existing customers whose business is growing.

Despite the downturn in margins in airfreight and ocean freight, shipment counts actually increased for 2003 when compared with 2002.  This increase was rather modest in airfreight but it approached 20% in ocean freight.  These shipments required brokerage services.  We do approximately 75% of the customs clearances for shipments we directly service so as that body of shipments grow, so does our opportunity to perform more entries.

We also do significant business for customers who make their own shipping arrangements (customers with their own ocean freight contracts, border custom clearances, etc).  As we noted previously, we have had some rather significant market share additions, taken as a whole, in this category, primarily because of some of the technological enhancements we’ve recently implemented.

It is our view that the trend towards bundled services continues, however the critical nature of the brokerage function, which can often be easily overlooked by the uninitiated, remains significant.  To be clear, we are talking about a trend we see, not making a prediction of the end of brokerage as we know it.

Internally, more of our branches are organizing along product lines and are paying bonuses based on department profitability.  As this occurs, there is a natural and healthy tendency to make sure that your particular department, whatever it may be, is not “sacrificed” as a loss leader for some other product and some other department.  While the lines between what is brokerage and what is transportation may tend to blur as between Expeditors and the customer, the true return required to perform these services is most probably being reinforced by the inter-branch negotiations required when servicing an account that demands bundled service offerings.  It is entirely possible that this may well be happening to a degree much greater than what we would have originally anticipated.

13.          Kindly provide additional insight into the tax rate change which decreased EPS by the net amount of $0.02 per share in the fourth quarter of 2003? Is Expeditors planning on repatriating foreign profits in the near future?  What were the “certain tax expenses not likely to be paid out?”

What follows is a technical discussion on the blackest of all the dark arts - tax accounting for financial statements of international enterprises.  Most of you will want to skip this, but if you have a strong stomach and are actually interested in how financial statement tax accounting works for multinationals, read on.

Does it really surprise anybody to learn that rules for preparing a tax return and the rules for preparing a set of U.S. GAAP financial statements are different?  Probably not.  After all, tax rules are written by politicians with advice from academics for the purpose of raising money to run governments while the GAAP rules are written by academics with advice from politicians for purposes that may no longer be clear, but which were at one time meant to provide uniform rules to make comparisons between similar enterprises possible.

As we dive into this topic, the important thing to remember is that GAAP net income and taxable income may very well be different.  Corporations, subject to U.S. GAAP, are required to record a tax expense on financial statement income of the period at a rate which reflects the amount of tax that will actually be paid whenever that same income is actually required to be reported on a tax return.

So far, so good.  Current tax expense is what the government actually requires to be paid in the current period while total tax expense is the tax that will be due whenever and wherever the financial statement income of the period is taxed. If you really understood the last sentence, you now know that current tax expense and total tax expense are not necessarily the same numbers.  The difference between the two becomes something called a deferred tax asset (e.g. tax paid to a government in a period before the income is reported for financial statement purposes) or deferred tax liability (e.g. tax expense recognized for financial statement purposes before the income is required to be reported on a tax return).

Keeping track of the deferred tax assets and liabilities seems like a straightforward enough task, but it is actually quite complex when you have operations in over 50 countries and multiple states, provinces, cantons and prefectures within many of those 50 countries.

As a U.S. company, we are required to pay taxes on all of our U.S. source taxable income and on any income from our foreign subsidiaries that we actually remit into the United States during a tax year.  Unlike U.S. citizens, who must pay U.S. tax on worldwide income without regard to whether that income was actually remitted back into the U.S., under current tax law unremitted earnings of foreign subsidiaries is not taxed until the year it physically shows up in the United States.

Before 1993, we did not plan to bring any of our foreign subsidiary earnings back into the United States or we said that if we did bring it back, we would do so in a manner such that no additional tax would be payable. By making this simple statement, we were able to properly avoid providing U.S. tax expense on all of the earnings of our foreign subsidiaries.  This was then, and still is, a perfectly allowable means of accounting for both U.S. tax purposes and for GAAP financial statements.

Because we operate in a number of countries where the corporate tax rate was much lower than the U.S. rate, this policy of keeping all foreign subsidiary income offshore allowed us to report a very low effective tax rate on our financial statement earnings.  For example, in 1989 we reported an overall effective tax rate of just over 24% at a time when the U.S. corporate tax rate was 34%. Now we were much smaller back then, as we reported earnings before income tax of $12.3 million and combined foreign, federal and local income taxes of just under $3 million.  According to a footnote, we said we saved $1.6 million in taxes for 1989 as a result of electing to keep our foreign subsidiary income offshore.

While this low tax rate looked good on the income statement, it was actually a spike in the heart of our balance sheet. Money was accumulating in Hong Kong while we found ourselves at certain times of the year having to borrow cash to finance our cash intensive operations in the United States as a result of our role as a customs broker that advanced ocean freight and duty.  This didn’t make a lot of sense.  We were getting a money market return on our funds in Asia, but we were borrowing that money back at prime plus in order to fund operations in the U.S.

As of the end of 1992, we had approximately $42 million in offshore unremitted earnings and if we brought any of that back to the U.S. we would have faced additional GAAP tax expense of something we estimated would be around $10 million dollars.  We needed cash in the U.S. and we knew by this time that the $42 million we had offshore was going to be more than enough to fund our then ongoing expansion into Europe.

In 1993 the Board of Directors took the bold decision to reverse this policy of permanently reinvesting our foreign earnings offshore.  On a prospective basis, we would provide full U.S. taxation on all of our overseas earnings.  We say this was a bold decision because this change meant that Expeditors would have to grow pre-tax income by some 22% in 1993 just to report after tax earnings that were flat when compared with 1992.

The benefits from taking this step were many.  Having provided full taxation on all of our earnings, we were free to move post 1992 money anywhere we needed it without fear of tax consequences.  Having accrued full taxation for financial statement purposes, we could dividend cash back to the U.S. as that cash became available.

We can imagine that many of you are probably sticking your heads out the window gasping for massive quantities of cold winter air, and perhaps some of you have splashed water on your face by now in the hopes that your eyes will voluntarily uncross.  This has been a lot of tax and we are just getting to the point where we can begin to explain the first half of the $ .02 net increase in tax expense.

For U.S. based companies, state and local income taxes are not an insignificant part of the overall annual tax expense.  Now most state income tax schemes start with your U.S. taxable income and then make various additions and subtractions to arrive at taxable income for the particular state.  Each state then builds an allocation percentage based upon what tax folks know as the three-factor formula (wages, property and sales in state over the total of these factors everywhere) that attempts to fairly spread taxable income among the various states.

Now this is not rocket science, it’s just a rather tedious process.  Some states have high tax rates, some states have low tax rates and as a result of the three factor apportionment process some states get more taxable income in one year than another.  While our U.S. taxable income includes all dividends received from our controlled foreign subsidiaries together with a “gross-up” equal to the amount of the foreign tax credit allowable for the year on that dividend (if you didn’t understand what you just read don’t worry about it), some states completely exclude taxation of these amounts while other states might allow a major portion to be excluded.

While we were fully able to remit dividends from our foreign operations beginning with our 1993 earnings, many of our overseas locations were in a growth phase and it was not easy to identify excess cash flow available to be repatriated to the U.S.   However, as our cash balances began to build up in many of our offshore subsidiaries, we realized that we needed to focus more broadly on our dividend efforts.

In 2000, we staffed a position charged with the prime responsibility of accelerating the payment of dividends from our foreign subsidiaries.  The result of this change, plus the tax deduction allowed for option exercises that must be ignored for book purposes, greatly increased the percentage of foreign source dividends in our total taxable income.  With more income excluded from state calculations, the blended state tax rate we were using for financial statement purposes needed to be adjusted downward.

As we finalized our 2002 state and federal tax returns in October 2003 and completed various tax audits, we realized that we had accrued, using reasonable state rates over the years, about $8.0 million worth of state taxes that would ultimately not be paid out.  Having reached this conclusion, the next question was whether we had other potential tax exposures that could and should be used to support this accrual.

Our federal tax returns have been audited by the IRS three times in the last decade or so with the most recent audit getting us through 2001 without any sort of significant adjustment.  We recently completed a third party diagnostic review of our state tax filings without major findings.  Since we accrue full U.S. tax on our worldwide earnings, any foreign tax exposure that might arise would be offset by the related federal foreign tax credit – a credit which unlike many multinational companies we could no doubt fully utilize.

As we looked around further it became obvious that the only serious tax exposure we had was the $9.5 million of tax on unremitted foreign earnings from our pre-1993 accounting policy discussed at length above.  We therefore elected to change our tax accounting policy and now provide full taxes for all of our foreign subsidiary earnings.  When we booked the full $9.5 million in federal and state income on the pre-1993 earnings and reversed the $8.0 million accrued for taxes that ultimately we do not owe, the net result is a $.02 additional charge to our fourth quarter tax expense.

So the important thing for investors to know is that Expeditors now provides for full taxation on all of its earnings.  This is something that others elect not to do in order to legitimately report higher financial statement earnings.  We know that we are a better and more flexible company as a result of this policy.  We hope financial analysts understand the significance of this difference between our reported earning and “theirs”, but we are not doing this because we expect to be easily understood.  We do this because ultimately we have to pay the tax in order for our shareholders to benefit from unleveraged cash flow that can be used for dividends and share repurchases.

We estimate that our 2004 tax rate will be approximately 36.75%, but as you can see from the previous description, this number can move around somewhat based upon the relationship between dividend remittances, our overall federal taxable income and the related state income tax calculations.  So our current best estimate of tax expense for 2004 is 36.75%; we think it’s a good estimate, but we’ll try to clarify further next fourth quarter if things need to change.  The reason we can’t do this until the fourth quarter has to do with the timing of dividend remittances which we do in the last two months of the year to preserve cash flow, but that is a tax story for another day.

14.          Please provide additional insight into the restatement of the fourth quarter 2002 and the full year 2002 income statement.  Specifically, what was changed?

As we have tried to explain in the past, there are at least two accounting terms that begin with the letter “R” – reclassification and restatement.  They may sound a little alike, but they do not mean the same thing.  In fact, one is much worse than the other. People who read financial statements for a living should understand the difference, but you elected to use the more severe of the two and this was not correct.

A restatement implies that we went back and changed our previously reported income figures most likely as the result of a failure to correctly account for an item in a prior period.   A reclassification is a change in the presentation of previously reported numbers such that the current year and the prior year can be easily compared.  With a reclassification, the numbers stay the same, but the same information is presented in a different way in the current report.

The way we present information for our joint venture in the PRC was changed in 2003 to reflect the fact that we now own 75% of this entity and in order to make the 2002 numbers more directly comparable, we went back and made the same changes to the presentation of the 2002 results despite the fact that we only owned 50% of the joint venture during that year.

Now that we have the “R” words straight, you may want to re-read the response to question 10 above.

15.          What were actual air and ocean freight volume trends by month in the fourth quarter of 2003?  Can you also provide this information for January 2004?

On a comparable basis, October 2003 was actually pretty much in line with what we expected. November 2003 was very weak for both air and ocean freight.  While we expected November to be weaker given the tremendous surge in volume for the same month of 2002 as a result of port labor disruption, the month was actually inexplicably below our reduced expectations.  December 2003 was a pleasant surprise and was actually significantly ahead of December 2002 in terms of overall profitability in both major product areas.

At this point we believe that January 2004 was brisk in North America and Asia.  Perhaps an early sign of the power of the highly valued Euro, exports from Europe were weaker than we anticipated.  Overall, we think the first month of 2004 will produce profit as we would have expected.

16.          What were air and ocean yield trends by month in the fourth quarter of 2003? Same question for the month of January 2004?

Airfreight yields continued on the same trends for November and December as they had during the third quarter of 2003.  The yields out of Asia did increase somewhat.  Ocean freight margins remained fairly stable in the fourth quarter of 2003, less than last year, but not noticeably vacillating during the quarter.

It appears to us that these trends carried through into January 2004.

17.          Please provide additional insight into the factors which have contributed to five consecutive quarters of decline in same store sales and operating profit, as well as the dynamics you believe will reverse this trend?

If we’re analyzing why 2003 didn’t show more growth, the most striking reason was that we just needed more airfreight to compensate for what happened in the markets during 2002. With the exception of the first quarter of 2002, our story was really the life cycle of the west coast port disruption. During the second quarter of 2002, the pending shadow of labor unrest began to create turbulence in the airfreight markets from Asia to the U.S. and ocean freight volumes increased as folks tried to accelerate orders.  The last half of 2002 was one of those “just move stuff” periods as the effect of the labor disruption rippled through supply chains everywhere.

Actually, as we have previously noted, airfreight tonnage was flat.  It was the decline in airfreight yield that hit operating profit.  While yields were also down in ocean freight, volume increases compensated for whatever we may have lost in ocean yield.  Customs brokerage and import services really performed well in 2003.

We expected that 2003 would be difficult from both a comparable tonnage and margin standpoint (2002 having been a year where both tonnage and yields increased).  Frankly, we expected to have a problem matching our 2002 volume of airfreight, but we did not expect to give up 300 basis points of yield year-over-year.  Looking back from an early 2004 vantage point, part of the yield decline was certainly a reflection of just how good the market was in 2002 and the balance was a reflection of how well the airlines managed their revenue requirements during 2003.

18.          What are Expeditors’ plans for long-term ownership of its People’s Republic of China (PRC) joint venture?

We wouldn’t have increased our ownership position in the PRC if we weren’t planning on being there for the long-term.  We would have increased our ownership position long ago if the laws of the PRC had permitted us to do so.  The recent relaxation of foreign ownership rules in the PRC, in anticipation of their becoming full-fledged members of the WTO, was the reason we were able to increase our ownership to 75% late in 2003.

After the law changed and following negotiations with our partner in the PRC, we worked out an agreement which both parties believed was fair and which didn’t interrupt the harmonious nature of our joint venture relationship.  This agreement allowed Expeditors to acquire an additional 25% ownership in the entity.  With this ownership change we now control the venture and will consolidate the results of operations of the joint venture and the one office (Beijing) that was owned by the joint venture entity.

The other offices we operate in the PRC were licensed through the joint venture sponsorship and were by agreement treated as 100% Expeditors’ offices prior to the latest ownership change provided that these offices contributed certain agreed-upon profits to the joint venture each year.

The revenues and expenses of these joint venture sponsored offices have always been consolidated in our results.  As a result of this new agreement, as the controlling shareholder, we consolidate the results of the Beijing office and the other joint venture activities. This ownership change will significantly simplify our accounting for, and management over, the joint venture while retaining the strong support that we have always received from our Chinese partners.

19.          What are Expeditors’ intentions for number of offices and people added in 2004?  How many employees did Expeditors have at the end of 2003?

We don’t make projections with respect to headcount and we typically don’t pre-announce office openings beyond making general statements of our intentions.  As of mid-February 2004, we expect to open at least one office in North America and we know we will open more offices in China (PRC).  Because of infrastructure limitations, new office openings in the PRC tend to be satellite office arrangements rather than stand alone office openings.  However, these PRC satellite offices provide additional coverage and resemble full-service offices that just roll up into larger profit centers.

We also have possibilities to open several offices in the Europe/Middle East region focusing on the Gulf States and Eastern Europe.  All told, we could open as many as 10 new offices in 2004.

We had 8,529 employees as of December 31, 2003 distributed around the globe as follows:

	31-Dec-03	31-Dec-02	Difference	% change

North America

2,987

2,909

78

3

%

Asia

2,256

1,959

297

15

%

Europe and Africa

1,528

1,522

6

—

Middle East

719

689

30

4

%

South America	443	288	155	54%
Australasia	176	194	(18)	(9)%

Information Systems

318

273

45

16

%

Corporate	102	94	8	9%
	8,529	7,928	601	8%

20.          How would you characterize the outlook for freight volume in 2004 by key end market?  What feedback are your shipper/customers providing?

Without making projections, which we still don’t do, we have said before that there does seem to be a renewed sense of optimism right now that hasn’t been apparent in the recent past.  Anything permanent would seem to need to be driven by business as opposed to consumer spending.

As to where we are right now, we are seeing a lot of activity in the tech sector and retail could be described as showing various shades of seasonal consistency with respect to freight volumes.

21.          Do you foresee any material changes in air and ocean capacity conditions as 2004 progresses?  What feedback are your carriers providing?

We are expecting to see more ocean capacity added during 2004 as some new vessels come on line.  In terms of airfreight, due to the amount of capacity that has been pulled out and parked since 9/11/01, our impression is that the carriers still have the ability to manage capacity to their advantage.

22.          Is it possible to estimate what impact the early Chinese New Year had on December 2003 performance?  If yes, what was it?

No, it really isn’t possible to quantify this with any kind of precision.  The Chinese New Year holiday presents a five or so day shut down of the vast majority of our Far East offices each year.  The Chinese calendar is a lunisolar calendar and the New Year holiday falls somewhere between January 21st and February 21st according to a Gregorian calendar.  The January 22, 2004 start date for this New Year (January 21, 2004 on the U.S. side of the dateline) was about as early as this holiday gets.

As a rule of thumb, Chinese New Year moves backward by 11 days (or 10 or 12) unless it is going to fall out of the allowable range and then it moves forward by 19 days (or 18 or 20) through the insertion of a leap month.  For example, the holiday will jump forward 18 days from 2004 to 2005 (February 9, 2005), fall back by 11 days from 2005 to 2006 (January 29, 2006) and then jump forward 20 days from 2006 to 2007 (February 18, 2007).

An early Chinese New Year probably has some sort of impact on the shipping patterns in December, but what we’ve typically said is that because of the Chinese New Year holiday we really want to look at the cumulative results of both January and February in any year before we are comfortable making any kind of trend assessments.  Doesn’t it still follow that if we were you going to assess the affect on December, you’d need to see what happened in January and February before you could make any sort of meaningful comments?  Right now, we think that it was an accomplishment to be in a position to explain when the holiday will arrive over the next several years.   This was more than we knew before you asked your question.

23.          What factors contributed to the strong fourth quarter 2003 increase customs brokerage and other net revenue, as well as the contraction in net revenue margin?  Is the sequential decline in customs brokerage and other net revenue margin likely to continue? Please explain?

We think we’ve already more than fully addressed the factors related to business growth.  As far as analyzing the margin in this product, how many times are we going to have to explain that we really don’t?

We focus on the net revenue growth and up until accounting rule changes of a year ago, the idea of a margin in customs brokerage and import revenue was kind of laughable.  We had always viewed this portion of our business as a straight fee business.

As the SEC became increasingly concerned with revenue recognition accounting, new guidance was given on how to report certain transactions on a gross or net basis.  As a consequence, several of the fee services we perform, services that are primarily accessorial in nature, were required to be reported on a “gross” basis.  The unfortunate thing about all of this was that this method of reporting created a margin of sorts that could be calculated for customs brokerage and import services.

Now what you are seeing when you look at the margin in this area is a whole lot of fee income and just enough cost on some accessorial services (primarily delivery and container freight station charges) to create a “margin” that looks like it is fluctuating in a manner that is actually meaningful.

We don’t pay a lot of attention to this ratio around here.  In fact, it doesn’t even show up on our internal financial statements.  It’s just something that we report externally to comply with the new world order in accounting rules. And we do this knowing that what you see through this newly contrived window of accounting transparency is the numerical equivalent of a balding, middle-aged, fat guy drying off after a shower - an image that unfortunately strikes all too close to home. Window blinds were invented for a reason and not everything that is totally transparent is worth looking at with any amount of care.

In air and ocean freight, money is made by managing the yield.  If you were to talk to our customs brokerage and import services operations managers about what they could do to increase the margin on their product, they wouldn’t know how to respond.

The accounting rules are the accounting rules and this is just another unfortunate fallout from investors preoccupation with valuing revenue streams, as opposed to profits, in the late 1990’s.  This margin is misleading and two-thirds of worthless from a “running your business” standpoint and is more likely to cause temporary blindness than to provide any meaningful insight.

Trust us and stick to analyzing the net revenue growth on customs brokerage and import services and you won’t see more than you want or need.

24.          Expeditors’ 2004 cash flow statement included $5.6 million of deposits for real estate acquisitions.  What projects does this represent?

This question is an absolute disaster.  When we first looked at it, we wanted to know what crystal ball allowed you to view a 2004 cash flow statement.  We are only one full month into 2004 and we know we haven’t published one as yet.

So perhaps we could all assume you meant to reference our 2003 cash flow statement, since we just released the last one of those.  We found $5.6 million in the 2003 year to date column, but it was labeled “Other” rather than “Deposit paid for real estate acquisition” as your question asserts. Take another look and you’ll see what we mean.

Now if we wanted to go diving into the details of the $5.6 million in “Other”, we would have done so in the first place, but since you may have asked, this total includes investments in the PRC, Dubai and Costa Rica.

25.          What were the key factors driving strong revenue growth and operating margin expansion within the U.S. during the fourth quarter of 2003?

Good cost containment, process management and an effective focus on district sales are the answers to your question.  Much is expected of our North American team and they just continue to deliver.

26.          Were factors, other than tough comparisons, contributing to the soft performance in the Far East in the fourth quarter of 2003?  If yes, what were they?

The answer to your question is, yes, factors other than tough comparisons contributed to our Far East performance in 2003.

As we described earlier, we had some airfreight yield issues with respect to airfreight from Asia to North America.  We don’t know if we agree with your characterization of our performance as “soft” as our operating income was comparable with the third quarter which was about what we would have expected.  If we are honest about this, the tough comparisons really distort expectations don’t they?

27.          The fourth quarter days sales outstanding increased to 56 from the 51 that I calculate for the same quarter of 2002, can you explain why?

We would like to refer you to answer 36 in our 8-K dated November 9, 2000 and answer 1 in our 8-K dated April 17, 2002.   This was an answer where we went to some length to explain why the conventional days sales outstanding calculation cannot be developed from the information in our financial statements.

In short, we have substantial amounts due from customers representing duties on imports and third party ocean freight advances in connection with our customs brokerage service.  These advances for ocean freight and duty are not revenue.    Consequently, both the days sales outstanding calculation you reference above are incorrect.  We estimate that the actual figure for both 2002 and 2003 was somewhere in between 31 and 34 days, with 2003 at the upper end of this range.

What is true is that we appear to have had an increase of a day or two in the correct days sales outstanding due to poor payment performance by some of our large tech customers and/or the third party freight payment centers they utilize.  We also note that there is an increasing trend among many of the “MEGA A” accounts to abuse their vendors by stretching payment terms.  Our competition seems unwilling to stand up to these demands for extended terms and this failure on their part is something that we have to compete with in the market.

28.          Do you feel Expeditors can return to its 15-20% EPS growth goal in 2004?  Is management comfortable with the Street’s 2004 EPS estimate of $1.31?

We have always had 15 to 20% growth as our target and historically we have achieved this goal more often than not.  Other than 2003, the only time we’ve posted less than double-digit operating income growth was the Gulf War year of 1991.

We won’t make excuses. We just did not move enough freight during the last half of 2003 to grow beyond the tremendous hurdle created with a truly exceptional last half of 2002.  That having been said, we did grow at a 15% rate through the first six months of last year.  We’re not concerned.  We feel confident of our service capabilities, we have the best employees in the industry and we are focusing on growing 15-20% in 2004.

As for your question concerning our comfort with the consensus estimate of $1.31 for 2004, you should understand by now that we never validate numbers, consensus or otherwise.  When we feel that the consensus is grossly incorrect based upon what we have actually seen, we will say something in an attempt to correct guesses of others.  There doesn’t seem to be much science to this; analysts with very low opinions of the stock’s potential recently seem to have the highest estimates.  Imagine that.

With only a little over one month under our belt, it is unrealistic to ask if we feel the full year 2004 consensus estimates are grossly incorrect.

29.          What can we assume for capital expenditures during 2004?

We’ve budgeted for $33 million in capital expenditures for 2004 excluding development of the San Francisco property which is scheduled to get underway in the second quarter of this year.  While we have not finalized plans or let demolition and construction contracts, you may want to know that up to $10 million may be spent on this project in 2004.

30.          What comprised the $1.1 million of other income booked in the fourth quarter of 2003?  How much of this can we assume is on going? What should we assume going forward for quarterly rental payments made to Expeditors that run through the other income line?

This is primarily incidental rental income on the land we purchased last year in the U.K. and in San Francisco, less depreciation on existing structures.  The U.K. part of this number is paid to us in pounds at the rate of approximately £2,250,000 per year or £562,500 per quarter and the related depreciation is £975,.000 per year or £243,750 per quarter.  The amount reported will of course fluctuate with the value of the pound against the dollar.  At the exchange rate in mid-February 2004, the net rent is about $547,611 per quarter.  This lease runs for another four years with the tenant having the option to extend for one additional year.

31.          Customs brokerage gross revenue growth was strong at 31% year over year during the fourth quarter of 2003 despite a decline in airfreight gross revenue and 19% year over year growth in ocean freight gross revenue.  Our sense is that customs brokerage gross revenue should track relatively in line with the year over year changes in your customers respective air and ocean freight volumes.  Are we thinking about this too simplistically and how is it possible for customs brokerage gross revenue to outpace your customers’ underlying volumes?

Maybe just a little bit too simplistically.  Without asking some additional questions that cause us to provide further information, you can’t put the puzzle together from just the numbers themselves.

You are clearly thinking and that is not a bad place to start.  The bulk of the answer you are looking for is set out in this 8-K with our answer to question numbers 3 and 12.  One other thing that we might emphasize is that the customs brokerage and import services metric is really shipment count, not freight dollar volumes.  Even though the airfreight gross and net revenue numbers were down when comparing 2003 with 2002, our shipment count actually increased by about 5%.  Why and how stuff like this happens is something that smart people could no doubt model given enough time.  We know that no matter what the model might say, more is almost always better than less.

32.          At the beginning of the fourth quarter 2003, Expeditors indicated it now retains a majority interest in its joint venture located in the People’s Republic of China (PRC).  Can you give us some guidance as to when Expeditors began consolidating those results and what its trailing 12 months gross and net air and ocean revenues were like?

We would refer you to our response to questions 14 and 18 above. In order to understand our operation in the PRC, it’s necessary to separate the Beijing office from the rest of our activity in the PRC.  The Beijing office activities are part of the joint venture while all of our offices operate under the sponsorship of the joint venture.

This means that Expeditors has always consolidated the results of the Expeditors wholly “owned” offices in the PRC, the offices sponsored by the joint venture, from day one. These offices are Dalian, Qingdao (the beer of the same name is brewed here), Tianjin (the ocean port for the city of Beijing), Shanghai, Xiamen, Guangzhou (formerly known, and even now occasionally referred to, as Canton) and Shenzhen (the special economic zone bordering the Hong Kong Special Administrative Region).  We have also consolidated the results of numerous other PRC geographic locations which are all satellites of these seven sponsored offices.

The one office that we had never before consolidated, Beijing, was the office actually owned and operated by our joint venture.  Expeditors started some nine years ago with a 41% ownership interest in the joint venture and this moved up to 50% several years ago and then beginning with the start of the fourth quarter 2003 we increased our share to the 75% we own today.  The decision to consolidate the joint venture with its one office, Beijing, was because as a result of our most recent increase in ownership, we became the controlling shareholder of the joint venture itself.

The actual financial benefit from consolidating our PRC joint venture is really quite small.  Beijing, in and of itself, is not a large office within our system.  While Beijing is the capital of the PRC and there is some trade activity there, it is really not a huge international freight market.  Our Beijing office is a nice “mid-size” office which added $368,000 in operating income from $1,769,739 in net revenue for the fourth quarter of 2003 – the initial quarter of consolidation into our financial statements.  Of course, one quarter of the after tax profit was then eliminated as minority interest.

33.          Why are airfreight yields under such pressure when gross revenue growth remains muted the past several quarters? Is there something different about the competitive market or the regulatory climate which is adding more than historically normal pressure to gross yields?

It really was the competitive market and what 2003 looked like as compared with the events of 2002.  When you stretch a rubber band to its limits and let it go, it snaps back and that snap back stings if you are in the way.  Part of the fixation on the relative movement of yields from 2002 to 2003 is, in a very real sense, a focus on a “snap back” kind of thing.

The only other significant event that we could cite was a result of the pressure on asset-based carriers to increase profitability that created an environment where our margins were less on a year over year basis.  This having been said, if you look back several years, the current level of our margins is not very alarming.  In fact, our 2003 margins were much more in line with what they had been over the decade of the 1990’s than were our efforts in the first few years of the 21st century.

34.          Can you provide an update on Expeditors’ plan to increase its presence as a point-to-point forwarder within the U.S.?  Currently how much of Expeditors’ net revenue is derived from point to point moves within the U.S. and where do you expect this mix to grow to over the next few years?

We are in the very beginning stages of a rollout of a time definite product serving North America.  As we roll this out, we are implementing some newly developed systems.  We are progressing very cautiously to be sure that we are on solid ground every step of the way.

We learned long ago that it’s difficult to maintain satisfied customers if you can’t deliver what you’ve sold.  We would rather not sell something that frustrates the customer. We currently have several accounts that we are providing some kind of point-to-point domestic forwarding services as part of our systems development test efforts.  Currently, any dedicated point-to-point freight we are moving is not material to our financial results.   We have great expectations for the long-term potential of this new product, both directly and indirectly.

35.          Per your fourth quarter 2002 8-K, I believe that you explained that are limited to the amount of corporate costs that you are able to bill out to foreign subsidiaries in any given year.  Is it normal to reach these limits in your larger regions (i.e., Europe and Asia).  Did these limits impact the reported segment profitability of the Far East or Europe in the fourth quarter of 2003?

In general, our corporate costs are allocated to our foreign subsidiaries on a cost recovery basis.  The allowable costs that can be recovered, however, are limited by contract to not more than 10% of the net revenue of a subsidiary.  There are locations where we reach the 10% limitation before we complete the year, in which case, no further cost allocations can be made.  This determination is made on a country by country basis and is independent of the region in which the subsidiary is located.

36.          How would you characterize ocean volumes during the fourth quarter of 2003 and into January 2004. While your fourth quarter results appeared solid, the sequential net revenue contraction from the third quarter 2003 appeared to be toward the lower end of the historical range?

Ocean volumes were strong during the fourth quarter of 2003 (up some 20%), from a container count standpoint.  On a sequential basis, there was only a 21 basis point reduction in ocean freight yields between the third and fourth quarters of 2003, compared with a 96 basis point reduction in yields between the third and fourth quarters of 2002. The contraction you seem to be focused on appears to us to be a function of lower yields in the fourth quarter of 2003 (19.21%) versus the same quarter of 2002 (21.47%).

37.          During the fourth quarter of 2003, selling and promotion expense (at 3.4% of net revenue) was at its highest level in over two years.  My assumption would be that this would be related to employee bonuses, but I was hoping you could comment as to the cause.

Employee bonuses are included as salaries and are not reflected in the selling and promotion expense item.  The rise in fourth quarter selling and promotion expenses relates to a general increase in sales activity together with some lumping of travel into the quarter.  Effective sales and marketing is something that we are always willing to invest in.

38.          Another forwarder that recently reported its fourth quarter results and indicated that it had used price as a means by which to gain a foothold in Asia.  Have you noticed the pricing environment becoming any more competitive?  Was this at all a contributor to the declines in net revenues during the fourth quarter or was this of little concern?

We were going to start this answer with a lemming analogy when we discovered that the story of lemming suicide is an urban myth that may have the studios of Walt Disney to thank for its popularity. Without the lemming suicide story, we are left without a decent way of starting this answer.  Had the story of cliff diving lemmings been true, we would have pointed out that you really need to be a hungry lemming on the run to be concerned.  Other animals, if they pay any attention, can hardly be tempted to join the lemming olympics.

Since the truth precludes us from discussing rodents in this answer, we will observe that the pricing environment was more competitive out of Asia in 2003 as compared with 2002.  This did affect our fourth quarter net revenues, but more on a comparable basis.  As we have said several times in this 8-K already, 2002 was so good that 2003 seemed lackluster by comparison.

We would equate this to the feeling of driving along on a closed track with a professional driver at 90 MPH (approx. 150 KPH) after taking a lap at say 140 MPH (better than 230 KPH).  Going 90, in and of itself, seems like a very fast ride, however, after “slowing down” from 140 to 90, 90 can seem intolerably slow.  (Expeditors will not be responsible for any analyst who attempts to repeat this experiment at home).

As for using price to gain a foothold in the Asia market, once you’ve made price the sole means of distinguishing your service, how do you ever get away from the “discounted rate” model? There is a quote often attributed to George Bernard Shaw who is said to have been referencing a topic somewhat related to low balling freight, “We’ve already established what you are, ma’am. Now we’re just haggling over the price.”

39.          A few questions about the Peoples Republic of China (“PRC”) and the modification of your joint venture to 75% ownership.  Am I correct in believing that China accounts for upwards of 15% of your net revenues?  Does this joint venture represent 100% of your business in the country?

No, actually, even if you classify Hong Kong, which became a Special Administrative Region of the PRC in 1997, as part of the PRC, we do not have 15% of our net revenues from this huge country.  The PRC proper, excluding as we do Hong Kong, was more like 7% of our total net revenue for 2003.  Again, excluding Hong Kong and Taiwan as we do, our joint venture accounts for 100% of all our activity in the PRC.

40.          Please discuss your net revenue growth and operating margin expansion opportunity in Europe. Europe was one of your stronger regions in 2003 in terms of operating income growth. This was largely driven by the top line as operating margins stayed well below where they were in 2000 and 2001. Is the lower operating margin in Europe a function of business mix shift? If not, is it reasonable to think you can get margins back to where they were a few years ago given that the restructuring in Europe seems to be done?

We are certainly aware that our European operating margins are below the 2001 levels. The problem with the levels of that period was one of sustainability.  This was the result of factors that we have enumerated before in this forum - the foremost being an over-reliance by the European offices on just a few very large accounts.

The lowering of the operating margin is a function of several things including decreased dependence on just one or two accounts, a reflection of the pricing environment and a new focus on the Asia to Europe trade lane.  Many of our rates ex-Europe are quoted in U.S. dollars, but we pay airfreight in local currency, most likely the Euro or the Pound.  Any strengthening in the local currency relative to the U.S. dollar results in lower local net revenues.

Finally, costs in Europe can be like trying to pick up the blobs of mercury from a broken thermometer.  Just when you think you’ve cornered it all, the slightest motion sends smaller pieces in every direction. All in all, you have to be satisfied with the direction you are moving and not be overly distracted by the bumps in the road along the way.

41.          Please discuss the costs associated with the joint venture modification in China. Also, please discuss your global joint venture participation. Do they just exist in Asia, or in other regions too?

This is the answer to question number 41 and by this time we think that we have addressed the China joint venture pretty completely by now.

As far as other joint ventures, we only have 6 situations where we have some form of joint ownership and these typically are in places where a joint venture is required by law for companies in our industry or where given the overall situation it is believed to be desirable to have a local partner.  Four of our joint ventures are in the Middle East and Indian Sub-continent region.  One is located in Asia and one is in South America.  The partner shareholdings range from a high of 50% in Vietnam to a low of 20% in Pakistan.

42.          Can you remind us why there was such a big dip in U.S. operating income in the fourth quarter of 2002?

We would refer you to our response to question 25 in the 8-K published on February 20, 2003.  Historical facts are historical facts and nothing has changed in the year since we answered this question.

43.          We understand that there has been yield pressure across the industry in the Asian marketplace given the carrier rate increases experienced over the past year, yet the fourth quarter 2003 drop in your Asian net revenue margin (combining ocean and air activity) seemed unusually large (16.4% to 12.5%). Please explain if there is anything unusual occurring there.

In a direct comparison with 2002, the yield drop in 2003 seems to be a large drop.  If we go back to the yields of the late 1990’s, this level of combined yield from Asia is not so low as to be alarming. The most unusual thing that your question highlights was the rather extraordinary 2002 airfreight market.  As we have said before, this year’s results do reflect a rather substantial drop in airfreight net revenue margin in shipments ex-Asia, but the anomaly was 2002, not 2003.

44.          Please update us on your thoughts on how stock option expense might affect your reported results in 2004.

We have not elected to voluntarily expense options and according to the most recent timetable available from the FASB, this accounting change is not now scheduled to become mandatory until 2005.  We have already rejected an “early adoption” option (no real pun intended).  Alternatively, if you are asking what kind of option expense is likely to show up in the footnotes to our 2004 financial statements, we have not as yet granted any options for 2004 and therefore haven’t attempted any sort of 2004 footnote calculation.

We anticipate that total stock option grants for 2004 will be no more than 1.1 to 1.3 million shares, but ultimately that decision is left to the Compensation Committee of our Board of Directors.  The reason we can be sure of the maximum grant number is that this is the total remaining under plans adopted by our shareholders.  Any significant grants in 2005 will have to come from a yet to be approved plan that might be put forward for our 2005 annual meeting. While the plan is probably one year away from being written, we do anticipate that it will only allow for options to be issued in calendar 2005 after which the plan will automatically expire.  We also know that like all prior stock option plans, no grants will be issued until after the plan receives shareholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

February 16, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

February 16, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer